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                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ABT BUILDING PRODUCTS CORPORATION

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              --------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ________

  (2) Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: _______________________

  (5) Total fee paid: ________________________________________________________

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

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



                          ABT BUILDING PRODUCTS CORPORATION
                          One Neenah Center
                          Suite 600
                          Neenah, WI 54956-3070
                          (920) 751-8611 FAX (920) 751-0370

     ABTCO

  GEORGE T. BROPHY
  CHAIRMAN, PRESIDENT & CEO

                                                                 March 30, 1998

  To Our Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of ABT Building Products Corporation, which will be held on Tuesday May 5, 1998, at 10:00 A.M. Eastern Time, at the Lucas Auditorium of the Toledo Hilton located at 3100 Glendale Avenue, Toledo, Ohio.

    The Proxy Statement that accompanies this letter describes the matters that will be presented at the meeting. In addition to the election of directors, shareholders are being asked to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company.

    Please review the Proxy Statement and promptly mark, sign and date the enclosed proxy card and return it in the enclosed envelope. The vote of each shareholder is important to the Board of Directors.

    Thank you for your time and interest in our Company.

                                           Very truly yours,

                                           ABT Building Products Corporation

                                           /s/ George T. Brophy
                                           George T. Brophy
                                           Chairman, President & CEO

                       ABT BUILDING PRODUCTS CORPORATION
                               ONE NEENAH CENTER
                            NEENAH, WISCONSIN 54956
                                (920) 751-8611

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 5, 1998

  Please take notice that the Annual Meeting of Shareholders of ABT Building Products Corporation (the "Company") will be held in the Lucas Auditorium of the Toledo Hilton located at 3100 Glendale Avenue, Toledo, Ohio, on Tuesday, May 5, 1998, at 10:00 A.M. for the following purposes:

  1. To elect seven directors to serve until the next Annual Meeting of Shareholders;

  2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the coming year; and

  3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

  In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on March 13, 1998, as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, at the Company's offices at 2900 Hill Avenue, Toledo, Ohio during the ten days prior to the date of the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ Dale H. Von Behren
                                          Dale H. Von Behren
                                          Secretary

Neenah, Wisconsin
March 30, 1998

                       ABT BUILDING PRODUCTS CORPORATION

                               ONE NEENAH CENTER
                            NEENAH, WISCONSIN 54956

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                  MAY 5, 1998

  This proxy statement relates to the solicitation of proxies by the Board of Directors of the Company in connection with the Company's Annual Meeting of Shareholders to be held on May 5, 1998 in the Lucas Auditorium of the Toledo Hilton located at 3100 Glendale Avenue, Toledo, Ohio. The presence, in person or by proxy, of the holders of at least a majority of the Company's outstanding Common Stock is required to constitute a quorum at the Annual Meeting. Only shareholders of record as of the close of business on March 13, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were a total of 10,634,160 shares of the Company's Common Stock outstanding, each of which is entitled to one vote at the Annual Meeting. This proxy statement and the attached proxy card along with the Company's Annual Report are first being sent or given to shareholders on or about March 30, 1998.

  The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting and constituting a quorum is required for the election of each director to the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting and constituting a quorum is required for the ratification of appointment of the Company's auditors.

  Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their banks or brokers. Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election appointed by the Board of Directors, who will also determine whether a quorum is present for the transaction of business.

  Unless a contrary direction is indicated, all proxies received will be voted in favor of the nominees for director listed and in favor of ratification of appointment of auditors. Shares of Common Stock represented by proxies marked "ABSTAIN" for any proposal presented at the Annual Meeting and shares of Common Stock held by persons in attendance at the Annual Meeting who abstain from voting on any such proposal will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal. Broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining whether a quorum is present but shall not be voted for or against a proposal. Because of the vote required to approve the proposals presented at the Annual Meeting, abstentions and broker non-votes will have the effect of a vote against such proposals (except with respect to the election of directors). Because only a plurality is required for the election of directors, abstentions and broker non-votes will have no effect on the election of directors.

  No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period of time. Any shareholder has the power to revoke his or her proxy prior to its exercise either by revoking the proxy in person at the Annual Meeting, by executing a later dated proxy or by delivering a signed, written notice of revocation to the office of the Secretary of the Company before the Annual Meeting begins. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Solicitation of the proxies may be made through officers and regular employees of the Company by telephone or by oral communication. No additional compensation will be paid to such officers and regular employees for proxy solicitations. Expenses incurred in the solicitation of proxies will be borne by the Company.

                           MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

  Pursuant to the Amended and Restated By-laws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be seven. Proxies are solicited in favor of the seven nominees named on the following page, and it is intended that all proxies received will be voted for such nominees unless a contrary direction is indicated. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director so elected will serve until the next Annual Meeting of Shareholders or until a successor is elected and shall qualify.

INFORMATION REGARDING NOMINEES

  A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships, and the ages (as of February 27, 1998) of each person nominated to become a director of the Company are set forth on the following page. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which such person was or is to be selected as a director or nominee.


           NAME                  PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------------------------------------------------------

George T. Brophy........... Mr. Brophy has been Chairman of the Board of
                             Directors, President and Chief Executive Officer of the Company since October 1992. From 1983 to 1988, Mr. Brophy was President, Chief Executive Officer and a director of Morgan Products Ltd., a building products company ("Morgan"), and was a private business consultant from 1988 to 1992. From 1966 to 1980, Mr. Brophy served in various positions at Masonite Corporation ("Masonite"), including Executive Vice President and Chief Operating Officer. Mr. Brophy is also a director of Banta Corporation, a printing company, of Simplicity Manufacturing, Inc., a manufacturer of outdoor power equipment ("Simplicity"), and of Color Spot, a wholesale nursery. Age 63. Mr. Brophy has served as a Director since October 1992.

Warner C. Frazier.......... Mr. Frazier has been Chairman of the Board of
                             Directors and Chief Executive Officer of Simplicity since March 1988. Mr. Frazier is also director of Northwestern Steel and Wire Superior Services, Inc., a manufacturer of steel and wire products ("Northwestern"), and of Rexworks, Inc., a manufacturer of landfill compactors. Age 65. Mr. Frazier has served as a Director since October 1993.

Samuel P. Frieder.......... Mr. Frieder joined Kohlberg & Co., a merchant banking firm ("Kohlberg & Co."), in 1989 and was named a principal in 1995. Age 33. Mr. Frieder has served as a Director since April 1993.

John R. Garrett............ Mr. Garrett has been a practicing attorney for seventeen years. Since May 1995, Mr. Garrett has been shareholder of the firm, Brownstein, Hyatt, Farber & Strickland, P.C. Prior to May 1995, Mr. Garrett was a partner in the firm of Kirkland & Ellis. Age 41.

           NAME                  PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------------------------------------------------------

James A. Kohlberg.......... Mr. Kohlberg has been a principal of Kohlberg & Co.
                             since 1987. Mr. Kohlberg is also a director of Northwestern. Age 40. Mr. Kohlberg has served as a Director since October 1992.

George W. Peck IV.......... Mr. Peck was a principal of Kohlberg & Co. from 1987 to 1997 and is currently a special limited partner of Kohlberg & Co. Mr. Peck is also a director of ABC Rail Products Corporation, a manufacturer of specialty trackwork and other rail products, The Lion Brewery, Inc., a producer and bottler of brewed beverages, including specialty beers and specialty soft drinks, and Northwestern. Age 66. Mr. Peck has served as a Director since October 1992.

Nelson J. Rohrbach......... Mr. Rohrbach has been Chairman and CEO of Coating
                             Excellence International, a paper converting and coating company, since April 1997. From January 1996 to March 1997, Mr. Rohrbach was a private consultant. From March 1994 to December 1995, Mr. Rohrbach was President and Chief Executive Officer of Cleo, Inc., a manufacturer of gift wrap and accessories. From 1989 to 1994, Mr. Rohrbach was President and Chief Executive Officer of The Paper Factory Wisconsin, Inc., a chain of retail party stores. Age 57. Mr. Rohrbach has served as a Director since October 1993.


2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Audit Committee and the Board of Directors have approved appointment of the firm of Arthur Andersen LLP to perform the audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

3. OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed form of proxy will vote said proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors held four meetings during the year ended December 31, 1997. Each of the Company's incumbent directors participated in more than 75% of the meetings of the board and of each committee of the board on which such person served during such year. Messrs. Frazier and Rohrbach receive a retainer of $12,000 per annum plus $1,000 for each day on which a board and/or committee meeting is attended. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

  Independent directors of the Company may be granted options to purchase up to 100,000 shares in the aggregate of Common Stock of the Company under the Company's 1994 Director Stock Option Plan (the "Directors' Option Plan"). The Directors' Option Plan is administered by the non-independent directors of the Compensation Committee. Options under the Directors' Option Plan are granted at fair market value at the time of grant and become exercisable within six months of the grant. On November 24, 1997, options to purchase 1,000 shares were granted to each of Messrs. Rohrbach and Frazier, with an exercise price of $17.875 per share.

  The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and an Environmental Committee. The Executive Committee, which consists of Messrs. Brophy, Frieder and Kohlberg, generally exercises the powers of the Board of Directors when the board is not in session, subject to the limitations of Delaware law, and has the ability to approve expenditures of up to $1.0 million. The Audit Committee, which currently consists of Messrs. Rohrbach, Frieder and Frazier, oversees actions taken by the Company's independent auditors and recommends the engagement of auditors. The Compensation Committee, which currently consists of Messrs. Peck, Rohrbach and Frieder, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Environmental Committee, which currently consists of Messrs. Frazier, Frieder and Rohrbach, oversees actions taken by the Company to ensure compliance with Federal, state and local environmental regulations. During 1997, the Executive Committee held four meetings, the Audit Committee held two meetings and the Compensation Committee held two meetings. The Environmental Committee was created on November 24, 1997 and has not yet held any meetings.

                             CERTAIN RELATIONSHIPS

  Kohlberg & Co. receives an annual management fee of $95,000 from the Company and will continue to receive such fee through the earlier of (i) October 20, 2002 or (ii) the end of the fiscal year in which the aggregate percentage ownership of the Common Stock by affiliates of Kohlberg & Co. falls below 20%. Currently, affiliates of Kohlberg & Co. own approximately 40% of the outstanding Common Stock of the Company.

  Warner C. Frazier, a director since October 1993, is Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc., a majority interest in which is held by an affiliate of Kohlberg & Co. George Brophy is also a director of Simplicity. In addition, Mr. Brophy is a director of Color Spot, a majority interest in which is held by an affiliate of Kohlberg & Co.

  John R. Garrett, a nominee for director, is a shareholder of Brownstein, Hyatt, Farber & Strickland, P.C., one of the Company's outside legal counsel.

  The Company, KABT Acquisition Company, L.P., KABT II Acquisition Company, L.P. (together with KABT Acquisition Company, L.P., "KABT"), George Brophy, Richard Parker, William Adams and Donald Grimm are parties to a Stockholders' Agreement, dated as of October 20, 1992 (the "Stockholders' Agreement") which provides, among other things, that upon the termination of employment of any manager who is a party to this agreement, the Company may elect to repurchase
(i) the shares of Common Stock held by such manager at fair market value and the vested options held by such manager at the excess of fair market value on the date of termination over the exercise price of such options, if the termination is without "cause"; or (ii) the shares of Common Stock held by such manager at the lesser of fair market value on the date of termination or original cost, if the termination is with "cause." Options held by the manager that are not vested in the case of (i) and all options in the case of (ii) will be canceled. "Cause" for purposes of the Stockholders' Agreement means a manager's willful and repeated failure to comply with the lawful directives of the Board of Directors or such manager's supervisory personnel or any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by a manager that is injurious to the property, operations, business or reputation of the Company or its subsidiaries. The Stockholders' Agreement also provides KABT with rights of first refusal upon any transfer of Common Stock by the managers party the agreement other than transfers to such managers' family group and other than transfers by will or pursuant to applicable laws of descent and distribution. Holders of a majority of the Common Stock held by managers who are party to the agreement also have participation rights in the event of a transfer of Common Stock by KABT. The Stockholders' Agreement provides that if holders of a majority of the Common Stock approve the sale or other transfer of the Company to an independent third party, the managers who are party to the agreement will consent and raise no objections (including exercising any rights or appraisal) to the sale or transfer of the Company and will take all necessary and desirable actions in connection with the consummation of such transaction (including selling their stock if the transfer is structured as a stock transaction), provided that all holders of Common Stock receive the same consideration per share in connection with the transaction. The Stockholders' Agreement also provides demand and piggy-back registration rights to the manager and KABT.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following summary compensation table reflects individual compensation information for the Company's Chief Executive Officer, the four other most highly compensated executives of the Company and two additional executives for whom disclosure would be required but for the fact that they were not employed by the Company as of December 31, 1997 (collectively, the "named executive officers").

                                                               LONG-TERM
                                   ANNUAL COMPENSATION       COMPENSATION
                              ------------------------------ ------------
                                                   OTHER      SECURITIES      ALL
                                                ANNUAL COM-   UNDERLYING     OTHER
   NAME AND POSITION     YEAR  SALARY   BONUS  PENSATION (1) OPTIONS/SARS COMPENSATION
--------------------------------------------------------------------------------------
George T. Brophy.......  1997 $420,024     --    $121,425       20,000      $   --
 (Chairman, President    1996  379,186 379,186    124,122          --
  and CEO)                                                                      --
                         1995  350,016     --     104,553       65,000          --
William J. Adams.......  1997  180,024     --      15,972       20,000       14,396(2)
 (Executive Vice Presi-  1996  180,024 180,024      1,734          --
 dent)                                                                          --
                         1995  150,016     --         571       50,000       11,370(2)
Donald B. Grimm........  1997  126,816  44,386      4,742        7,500          --
 (Vice President)        1996  127,322  88,771      4,915          --           --
                         1995  118,800  10,284      2,324       20,000          --
Joseph P. O'Neill......  1997  115,008     --       2,408        7,500          --
 (Vice President)        1996  115,008  80,506        391          --           --
                         1995  116,568     --         350       10,000          --
Richard E. Parker......  1997  185,016  50,000     10,197       20,000          --
 (Executive Vice Presi-  1996  185,016 185,016      5,286          --
 dent)                                                                          --
                         1995  165,000  12,621      3,668       50,000          --
Michael A. Lupo(3).....  1997  185,016     --      17,746          --           --
                         1996  185,016 185,016      1,009          --           --
                         1995  165,000     --         821       50,000          --
J. Philippe              1997  165,000     --       5,981          --
 Latreille(3)..........                                                         --
                         1996  165,000 165,000        --           --           --
                         1995  150,020     --         --        50,000          --

--------
(1) Includes personal use of auto, tax gross-ups on amounts included in taxable compensation (other than salary or bonuses) and $100,000 annual payment to Mr. Brophy.
(2) Represents moving expense reimbursement paid to Mr. Adams.
(3) No longer an executive officer of the Company.

  The Company has entered into an employment agreement (as amended) with Mr. Brophy providing for his employment as the Company's Chairman of the Board of Directors, President and Chief Executive Officer until the earlier of (i) the termination by the Company's Board of Directors, (ii) Mr. Brophy's death or disability, (iii) January 1, 2000, or (iv) 180 days after notice from Mr. Brophy of his resignation. Mr. Brophy's agreement provides for an annual salary of not less than $250,000 (currently $420,000) plus an annual payment of $100,000 to be made on January 1 of each year through January 1, 2000. During his employment, Mr. Brophy is entitled to participate in the Company's medical and dental insurance plans and all other benefit plans generally available to the Company's executive officers as in effect from time to time. In the event that Mr. Brophy's employment is terminated by the Board of Directors without cause (as defined) or by reason of death or disability, Mr. Brophy is entitled to receive a lump sum payment equal to the greater of $250,000 or the amount payable under the Company's executive severance plan described below payable within 90 days of such termination plus, in each case, $100,000 in cash, payable on each January 1 following such termination through January 1, 2000. The agreement also provides a two-year non-competition agreement following Mr. Brophy's termination of employment for any reason.

  The Company also entered into a consulting agreement with Mr. Brophy. This agreement will become effective upon Mr. Brophy's retirement at age 65 from his position with the Company and will continue for a term of five years thereafter. Under this agreement, Mr. Brophy will provide up to 32 hours per month of consulting services to the Board of Directors and senior management of the Company and will not own, manage, control, participate in, consult with, render services for or in any manner engage in hardboard siding, hardboard paneling, fiber cement siding or vinyl siding. In compensation for his services and his covenant not to compete, Mr. Brophy (or his estate) will be entitled to receive an annual fee of $150,000 until the termination of his agreement notwithstanding his death or disability. In the event of Mr. Brophy's death at or prior to age 65, his spouse will be entitled to medical coverage until she reaches age 65.

BONUS PLAN

  Each of the named executive officers and other key personnel participate in an executive/management bonus plan (the "Bonus Plan") providing for annual bonus awards contingent upon achievement of certain performance targets based on earnings before interest and taxes on both a Company-wide basis and on a separate basis for the Company's various operations. Participants are divided into five tiers of participation designed to reflect each participant's sphere of responsibility within the Company. An individual participant's bonus is determined as a percentage of base salary (not to exceed 100% effective as of 1994) based upon (i) the relevant performance target(s) achieved, (ii) the employee's participation tier and (iii) the weighting given to the relevant performance targets. Bonus amounts are prorated for new participants who are added during the course of a given year. Bonus payments are subject to modification at the discretion of the Company's Board of Directors.

SEVERANCE PLAN
  On April 30, 1996, the Board of Directors adopted an executive severance policy for the benefit of the Company's executive officers (including Messrs. Brophy, Adams, O'Neill, Parker and Von Behren, providing that, in the event of termination of an executive officer's employment with the Company for any reason other than cause or a voluntary termination of employment by the executive officer (other than a voluntary termination within 90 days of a change in control), such person shall receive severance compensation equal to 150% of such person's then-current annual base salary plus 150% of the annual average of such person's three most recent annual bonuses under the Bonus Plan. A "change in control" is deemed to occur when (a) a person or group, other than affiliates of Kohlberg & Co., becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding securities and
(b) during any period of 24 consecutive months, commencing before or after the event described in clause (a) above, individuals who at the beginning of such 24-month period were directors of the Company, or persons whose election to the Board of Directors was approved by such individuals, cease for any reason to constitute at least a majority of the Board of Directors. "Cause" is defined as an executive officer's commission of a felony or other act of dishonesty or moral turpitude resulting in significant injury to the Company or such person's willful and repeated refusal to comply with the good faith directives of the Board of Directors or such person's supervisory personnel.

STOCK OPTION PLANS

  The Company maintains various stock option plans (including the 1994 Employee Stock Option Plan and the Directors' Option Plan) providing for the issuance of options to purchase up to an aggregate of 3,100,000 shares of Common Stock (collectively, the "Stock Option Plans"). As of December 31, 1997, options to purchase 2,307,325 shares of Common Stock were outstanding under the Stock Option Plans at exercise prices ranging from $2.50 to $29.50 per share. The Stock Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the terms of the options granted under the Stock Option Plans (which in certain cases, may be incentive or nonqualified options), including the exercise price, term (not to exceed ten years), number of shares and exercisability. The exercise price of options issued under the Stock Option Plans must equal or exceed the fair market value of the Common Stock on the date of grant. Payment of the option exercise price may be made in cash or by a note (at the discretion of the

Committee), by a surrender of shares of Common Stock or a combination of the foregoing. One of the Stock Option Plans authorizes grants of alternative cash settlement rights that would entitle participants to receive on exercise of an option a payment in cash equal to the excess of the then-current fair market value of the shares with respect to which the option is exercised over the applicable exercise price. Upon a change in control (as defined in Severance
Plan), all options in the Stock Option Plans will become fully vested.

  The following tables disclose information regarding stock options granted, exercised during, or held at the end of fiscal 1997 for the named executive officers pursuant to the Stock Option Plans. The Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS   EMPLOYEES IN    EXERCISE OR    EXPIRATION
NAME                     GRANTED(#) FISCAL YEAR  BASE PRICE ($/SH)    DATE
----                     ---------- ------------ ----------------- ----------
George T. Brophy........   20,000       6.6%          17.875        11/24/07
William J. Adams........   20,000       6.6%          17.875        11/24/07
Donald B. Grimm.........    7,500       2.5%          17.875        11/24/07
Joseph P. O'Neill.......    7,500       2.5%          17.875        11/24/07
Richard E. Parker.......   20,000       6.6%          17.875        11/24/07
Michael A. Lupo(3)......      --        --               --              --
J. Philippe
 Latreille(3)...........      --        --               --              --

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                     NUMBER OF UNEXERCISED VALUE OF UNEXERCISED
                                                       OPTIONS AT FISCAL   IN THE MONEY OPTIONS
                                                           YEAR-END         AT FISCAL YEAR-END
                         SHARES ACQUIRED    VALUE      (#) EXERCISABLE/      ($) EXERCISABLE/
                         ON EXERCISE(#)  REALIZED($)   UNEXERCISABLE(1)      UNEXERCISABLE(2)
                         --------------- ----------- --------------------- --------------------
George T. Brophy........        --             --       625,000/65,000       8,990,000/2,500
William J. Adams........        --             --       102,500/52,500       1,085,000/2,500
Donald B. Grimm.........        --             --        70,000/17,500           930,000/938
Joseph P. O'Neill.......        --             --        43,000/12,500           489,000/938
Richard E. Parker.......        --             --       137,500/57,500       1,552,500/2,500
Michael A. Lupo(3)......     45,000       $135,000       80,000/25,000              90,000/0
J. Philippe
 Latreille(3)...........        --             --       125,000/25,000             131,250/0

--------
(1) Assumes appreciation of exercise prices at the specified annual rates from the date of grant until the end of the option term.
(2) Value equals closing market price as of December 31, 1997 ($18.00 per share) less the exercise price.
(3) No longer an executive officer of the Company.

RETIREMENT BENEFITS

  All salaried employees, including executive officers and certain hourly employees of the Company, participate in a defined benefit pension plan funded on an actuarial basis entirely by the Company. Although benefits for certain hourly groups are based on a flat dollar rate multiplied by years of service, most employees earn an annual pension benefit at age 65 equal to one percent of their highest five-year average compensation plus three-tenths of one percent of the amount of such compensation which exceeds "covered compensation" (as defined in the Internal Revenue Code), all multiplied by years of service not to exceed 35 years. This plan provides for a minimum benefit of one percent of the employee's average compensation multiplied by the employee's total years of service. Alternative minimum benefits may be payable to some employees based on their accruals under prior benefit formulas or predecessor plans.

  Certain employees whose benefits under the plan have been reduced as the result of recent formula changes, or who are otherwise designated by the Compensation Committee, may accrue additional benefits under supplemental nonqualified plans which the Company has established.

  The following table shows the projected annual pension benefits payable under the pension plan at the normal retirement age of 65:

                                           ANNUAL NORMAL PENSION BENEFITS FOR
                                               YEARS OF SERVICE SHOWN(2)
                                        ----------------------------------------
      AVERAGE ANNUAL
  PENSION EARNINGS(1)(3)                  5     10     20     30     40     50
--------------------------------------------------------------------------------
 50,000................................ 2,810  5,621 11,242 16,863 20,000 25,000
 100,000............................... 6,060 12,121 24,242 36,363 42,423 50,000
 150,000............................... 9,310 18,621 37,242 55,863 65,173 75,000
 200,000............................... 9,960 19,921 39,842 59,763 69,723 80,000
 250,000............................... 9,960 19,921 39,842 59,763 69,723 80,000
 300,000............................... 9,960 19,921 39,842 59,763 69,723 80,000
 350,000............................... 9,960 19,921 39,842 59,763 69,723 80,000
 400,000............................... 9,960 19,921 39,842 59,763 69,723 80,000

--------
(1) Section 401(a)(17) of the Internal Revenue Code limits the annual compensation which can be recognized in a qualified pension plan. The current limit for 1997 is $160,000. Executives who participate in the Company's nonqualified supplemental retirement plans will receive pension benefits calculated on their entire annual compensation.
(2) Section 415 of the Internal Revenue Code currently limits the annual benefits to $130,000 for retirement under the Plan after December 31, 1997. Executives who participate in the Company's nonqualified supplemental retirement plans may receive pension benefits in excess of such limits.
(3) Bonus compensation paid to certain executive and management employees pursuant to the Bonus Plan is included in the employees' compensation base for purposes of determining Average Annual Pension Earnings.

CONSULTING AGREEMENTS

  The Company entered into a consulting agreement with Mr. J. Philippe Latreille, former executive vice-president of the Company, for a term of two years pursuant to which Mr. Latreille will provide consulting services to the Company in return for an annual compensation of $100,000. In addition, Mr. Latreille's group life insurance coverage ($495,000), medical and dental coverage will be continued by the Company through the terms of the agreement. Mr. Latreille's options will continue to vest through the end of the agreement and will terminate in their entirety on January 1, 2001.

  The Company entered into a consulting agreement with Mr. Michael A. Lupo. former executive vice-president of the Company, for a term of one year, renewable annually by the Chairman of the Board of Directors pursuant to which Mr. Lupo will provide consulting services to the Company in return for an annual compensation of $50,000. In addition, Mr. Lupo is entitled to a life insurance coverage of $2,500 and the Company will continue to pay all expenses with respect to the leasing of a vehicle for Mr. Lupo. Mr. Lupo's options will continue to vest and will terminate on January 1, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the Company's fiscal year ended December 31, 1997, Messrs. George W. Peck IV and Samuel P. Frieder served as members of the Compensation Committee of the Board of Directors. Messrs. Peck and Frieder both are currently limited partners of Kohlberg & Co. Currently, affiliates of Kohlberg & Co. hold 40% of the outstanding Common Stock of the Company.

REPORT OF COMPENSATION COMMITTEE

 The Committee

  The three-member Compensation Committee of the Company's Board of Directors is responsible for annually recommending to the Board of Directors the cash and stock option compensation payable to the Company's executive officers. Compensation decisions by the Compensation Committee are submitted to the Board of Directors for approval.

  The Committee's primary goal is to have the Company's executive officers compensation program structured and implemented in a manner that recognizes the Company's need to retain and attract the caliber of executive needed to compete in the highly competitive business in which it operates.

 Compensation Structure

  The key components of the compensation of the Company's Chief Executive Officer and other officers are base salary, annual bonus and the issuance of stock option incentives, from time to time. The objective of the Company is to create a compensation package that provides both short-term rewards and long-term incentives for positive individual and corporate performance.

 Base Salaries

  Every other year, based on comparisons with peer group companies and other industry data, the Chief Executive Officer recommends to the Compensation Committee base salary adjustments for the officers of the Company. On a periodic basis, the Chief Executive Officer's base salary is reviewed by the Compensation Committee and adjusted as deemed necessary. Based on recommendations made by the Chief Executive Officer and the Compensation Committee the Board of Directors approved base salary adjustments for the officers of the Company to be effective January 1, 1998. There were no other base salary increases issued to the Chief Executive Officer or officers of the Company during 1997.

 Bonuses

  The objective of the Company is to emphasize positive short-term corporate performance with an annual bonus program. Each of the executive officers (as well as other key employees) participates in a bonus program that provides for annual bonus awards contingent on the achievement of certain performance targets based on earnings before interest and taxes of the Company. The bonus payout is determined as a percentage of the participant's base salary (not to exceed 100%) based upon the achievement of targets which are related to the improvement in earnings as compared to the Company's annual operating plan and prior year's earnings.

 Stock Options Incentives

  The third component of the Company's executive compensation is comprised of a stock option plan. Whereas the cash bonus payments are intended to reward for positive short-term corporate performance, grants under the stock option plan are intended to provide the executives with longer term incentives which appreciate in value with the continued favorable future performance of the Company. Options are granted at fair market value and vest 50% on each of the second and fourth anniversaries of the grant date of the option and expire 10 years from the date of issuance.

  The Company's executive officers (as well as other key employees) also participate in the Company's nonqualified defined benefit pension plan.

               The Compensation Committee

               Nelson J. Rohrbach
               George W. Peck IV
               Samuel P. Frieder

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on a hypothetical investment of $100 made on June 29, 1993 (the first day of public trading of the Common Stock) in Common Stock of the Company, on the NASDAQ National Market and an index of peer companies selected by the Company. The peer group consists of the following companies: Armstrong World Industries, Inc., Georgia Pacific Corp., Masco Corp., TJ International, Triangle Pacific Corp., USG Corp., Nortek, Morgan Products, Ltd., and Premdor Inc.

  Comparison of Cumulative Total Return with ABT Building Products Corporation, the NASDAQ National Market and an Industry Peer Group.
LOGO

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of February 27, 1998, by (i) each person or entity who owns of record or beneficially five percent or more of the Common Stock, (ii) each director or nominee for director of the Company and each of the named executive officers, and (iii) all officers, directors and director nominees of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. In certain cases, such information has been obtained from filings with the Securities and Exchange Commission.

                                  NUMBER OF SHARES OF PERCENTAGE OF OUTSTANDING
         NAME                        COMMON STOCK           COMMON STOCK
-------------------------------------------------------------------------------
Kohlberg Associates, L.P.(1).....      4,907,596                39.7%
Samuel P. Frieder(3).............            --                  --
James A. Kohlberg(1)(2)(3).......            --                  --
George W. Peck IV(3).............            --                  --
W. Dexter Paine III(3)...........            --                  --
Warner C. Frazier(3).............          7,500(7)              0.1%
Nelson J. Rohrbach(3)............          7,500(8)              0.1%
George T. Brophy(3)(4)(5)........        682,458(9)              5.5%
William J. Adams(5)..............        123,163(10)             1.0%
Dale H. Von Behren(5)............         18,000(11)             0.1%
Donald B. Grimm(5)...............         72,000(12)             0.6%
Richard E. Parker(5).............        170,000(13)             1.4%
Joseph P. O'Neill(5).............         44,929(14)             0.4%
Jurika & Voyles(6)...............        715,182                 5.8%
All directors, director nominees
 and named executive officers as
 a group (12 persons)............      6,033,146(15)            48.9%

--------
 (1) KABT Acquisition Company, L.P. ("KABT") owns directly 4,899,776 shares of Common Stock. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), directly owns 7,820 shares of Common Stock and is the general partner of KABT. Kohlberg & Kohlberg LLC is the general partner of Associates. Kohlberg & Kohlberg LLC, as general partner of Associates, may be deemed to have beneficial ownership of the shares shown as beneficially owned by Associates but disclaims beneficial ownership of such shares except to the extent of its proportionate interest in Associates. The business address of KABT is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.
 (2) James A. Kohlberg is the managing member of Kohlberg & Kohlberg LLC and as such may be deemed to have beneficial ownership of the shares deemed to be beneficially owned by Kohlberg & Kohlberg LLC. Mr. Kohlberg has disclaimed beneficial ownership of such shares except to the extent of his proportionate interest in Kohlberg & Kohlberg LLC. The business address of Mr. Kohlberg is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.
 (3) Director of the Company.
 (4) Personal address is 1100 Beach Road, Apartment 3J, Vero Beach, Florida
     32963.
 (5) Executive Officer of the Company.
 (6) Business address is 1999 Harrison Street, Suite 700, Oakland, CA 94612.
 (7) Includes 7,000 shares of Common Stock covered by presently exercisable stock options held by such person.
 (8) Includes 7,000 shares of Common Stock covered by presently exercisable stock options held by such person.
 (9) Includes 637,500 shares of Common Stock covered by presently exercisable stock options held by such person.
(10) Includes 110,000 shares of Common Stock covered by presently exercisable stock options held by such person.
(11) Includes 17,500 shares of Common Stock covered by presently exercisable stock options held by such person.

(12) Includes 70,000 shares of Common Stock covered by presently exercisable stock options held by such persons.
(13) Includes 150,000 shares of Common Stock covered by presently exercisable stock options held by such person.
(14) Includes 43,000 shares of Common Stock covered by presently exercisable stock options held by such person.
(15) Includes 1,042,000 shares of Common Stock covered by presently exercisable stock options held by such persons.

                    DIRECTOR AND OFFICER SECURITIES REPORTS

  The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Common Stock of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all the Company's officers, directors and ten percent beneficial owners made all required filings.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

  The Company's Annual Report for the fiscal year ended December 31, 1997 (which contains the Company's audited consolidated financial statements) is being mailed to stockholders together with this Proxy Statement. To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

  Upon the oral or written request of any stockholder of record on the Record Date, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to ABT Building Products Corporation, One Neenah Center, Suite 600, Neenah WI 54954-3070, Attention: Joseph P. O'Neill, telephone number: (920) 751-8611.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company by December 31, 1998 to be considered for inclusion in the Company's proxy materials relating to that meeting. It is anticipated that the 1998 Annual Meeting of Shareholders will take place on or about May 6, 1999.

PROXY                                                               PROXY
                       ABT Building Products Corporation
                               One Neenah Center
                                   Suite 600
                             Neenah, WI 54956-3070

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 1998, 10:00 A.M.

  The undersigned hereby appoints George T. Brophy and Dale H. Von Behren, and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of ABT Building Products Corporation held of record by the undersigned on March 13, 1998, at the Annual Meeting of Shareholders to be held on May 5, 1998, or any adjournment or postponement thereof.

 The Board of Directors recommends a vote "FOR" each of the listed proposals.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                  ENVELOPE TO
  ABT BUILDING PRODUCTS CORPORATION, ONE NEENAH CENTER, SUITE 600, NEENAH, WI
                                  54956-3070;
                        ATTENTION: DALE H. VON BEHREN.

                          (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------
 FOLD AND DETACH HERE

1.  Election of Directors-Nominees:                           For All
    George T. Brophy, Warner C. Frazier, Samuel P.           For  Withheld  Except    Nominee Exception
    Frieder, James A. Kohlberg, John                        -----------------------  -------------------
    R. Garrett, George W. Peck IV and Nelson J. Rohrbach.    [ ]   [ ]      [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list)

2. The ratification of the appointment of Arthur Andersen LLP as independent             For  Against  Abstain
auditors for the year ending December 31, 1998.                                          [  ]   [  ]     [   ]

                                                                                     Date                              ,199
                                                                                     -------------------------------------------
                                                                                     Signature

                                                                                     -------------------------------------------
                                                                                     Please Print Name Here

                                                                                     -------------------------------------------
                                                                                     Signature

                                                                                     -------------------------------------------
                                                                                     Please Print Name Here

IMPORTANT. Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY
THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR ITEM 2. IN THEIR
DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH  OTHER BUSINESS AS MAY
PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.
--------------------------------------------------------------------------------
 FOLD AND DETACH HERE